Exhibit A-8

(Unaudited)

Birdsall, Inc.

Consolidating Balance Sheet

December 31, 2004

(Millions)

	Birdsall, Inc.	Tropical Shipping and Construction Co., Ltd.	Birdsall Shipping, Co., Ltd. - Panama	Seven Seas Insurance Company, Inc.	Tropic Equipment Leasing Inc.	Tropical Shipping International, Ltd.	Tropical Shipping, Inc.	Tropical Express Container Service Trinidad Ltd.	Antigua Maritime Agencies Ltd.
ASSETS

Current assets
Cash and cash equivalents	$1.1	$	$—	$0.4	$5.1	$—	$—	$	$
Short-term investments, at cost which approximates market	—		—	1.5	—	—	—
Receivables, less allowances	1.4		—	1.5	—	—	—
Deferred income taxes	2.4		—	0.1	—	—	—
Other	2.9		—	—	0.8	—	—

	7.8		—	3.5	5.9	—	—

Investments in subsidiaries	24.6		—	—	—	—	—

Property, plant and equipment, at cost	105.9		59.9	0.2	—	—	—
Less accumulated depreciation	64.1		29.3	0.1	—	—	—

	41.8		30.6	0.1	—	—	—

Long-term investments	—		—	5.9	87.1	—	—
Other assets	4.5		8.7	1.4	—	6.6	0.3

	$78.7	$	$39.3	$10.9	$93.0	$6.6	$0.3	$	$

LIABILITIES AND CAPITALIZATION

Current liabilities
Short-term borrowings	$22.5	$	$—	$—	$—	$—	$—	$	$
Accounts payable	13.9		0.7	1.6	0.1	—	—
Other	0.4		—	—	—	—	—

	36.8		0.7	1.6	0.1	—	—

Deferred credits and other liabilities
Deferred income taxes	22.9		—	—	74.6	—	—
Other	1.2		0.2	—	—	—	—

	24.1		0.2	—	74.6	—	—

Capitalization
Preferred stock	—		—	—	—	—	—
Common stock	0.5		—	0.8	5.0	—	—
Paid-in capital	—		25.2	1.0	—	—	—
Retained earnings	17.3		13.2	7.5	13.4	6.6	0.3
Accumulated other comprehensive income (loss)	—		—	—	(0.1)	—	—

	17.8		38.4	9.3	18.3	6.6	0.3

	$78.7	$	$39.3	$10.9	$93.0	$6.6	$0.3	$	$

	Saint Martin Marine Services, SARL	Seven Seas Insurance Company, Ltd.	Container Terminals Ltd.	Freship, S.A.	Tropical Shipping of Canada, Inc.	Birdsall Shipping, Co., Ltd. - Liberia	Tropical Shipping Agency, Inc.	Adjustments and Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$—	$—	$	$	$	$—	$0.3	$1.0	$16.4
Short-term investments, at cost which approximates market	—	2.1				—	—	—	40.8
Receivables, less allowances	—	0.1				—	—	—	42.3
Deferred income taxes	—	—				—	—	—	2.5
Other	—	—				—	—	—	7.3

	—	2.2				—	0.3	1.0	109.3

Investments in subsidiaries	—	—				—	—	(53.1)	—

Property, plant and equipment, at cost	—	2.2				—	0.2	2.4	300.8
Less accumulated depreciation	—	1.8				—	0.1	2.4	174.9

	—	0.4				—	0.1	—	125.9

Long-term investments	—	—				—	—	—	104.7
Other assets	—	1.7				—	—	0.8	18.4

	$—	$4.3	$	$	$	$—	$0.4	$(51.3)	$358.3

LIABILITIES AND CAPITALIZATION

Current liabilities
Short-term borrowings	$—	$—	$	$	$	$—	$—	$—	$22.5
Accounts payable	0.1	—				—	0.3	1.0	40.1
Other	—	—				—	—	—	0.4

	0.1	—				—	0.3	1.0	63.0

Deferred credits and other liabilities
Deferred income taxes	—	—				—	—	—	97.5
Other	—	—				—	—	—	3.3

	—	—				—	—	—	100.8

Capitalization
Preferred stock	—	—				—	—	—	—
Common stock	0.1	—				—	—	(8.4)	0.5
Paid-in capital	—	0.3				—	—	(26.5)	—
Retained earnings	(0.2)	4.0				—	0.1	(17.4)	193.7
Accumulated other comprehensive income (loss)	—	—				—	—	—	0.3

	(0.1)	4.3				—	0.1	(52.3)	194.5

	$—	$4.3	$	$	$	$—	$0.4	$(51.3)	$358.3

*	This Exhibit A contains confidential information which has been redacted, but filed separately with the Securities and Exchange Commission.